Exhibit 10.22

                              CONSULTING AGREEMENT

     This Agreement dated January 5, 2006 is made by and between Christopher Sena/Knight Imaging, of Las Vegas, Nevada, referred to as "CONSULTANT", and Millenium Holding Group, Inc., of Henderson, Nevada, a Nevada Corporation, referred to as the "COMPANY".

1. CONSULTATION SERVICES. The Company hereby engages the Consultant to perform the following services in accordance with the terms and conditions set forth in this Agreement: The Consultant will consult with the officers of the Company concerning matters relating to the graphic art, internet presence, design work and security issues of the Company. The Consultant will directly report to the CEO, Richard Ham.

2. TERMS OF AGREEMENT. This Agreement began on January 1, 2006 and will end June 30, 2006. Either party may cancel this Agreement on ten (10) days notice to the other party in writing, by certified mail or personal delivery.

3. PLACE WHERE SERVICES WILL BE RENDERED. The Consultant will perform most services in accordance with this contract at Las Vegas, Nevada.

4. PAYMENT TO CONSULTANT. The Consultant will be paid 25,000 shares of restricted stock of the Company (OTCBB: MNHG) with piggyback registration rights. The Company will pay twenty-five thousand (25,000) shares to the Consultant by the end of the term of the Agreement. This is payment in full of all graphic art, internet presence and design work the Consultant has done prior to this Agreement, if any, up to the end of the term of this Agreement. The value of these shares will be deemed to be the strike price as of the close of business on January 5, 2006, which was $0.47 or a total contract value of $11,750.

5. INDEPENDENT CONTRACTOR. Both the Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the Consultant shall be responsible for payment of all taxes including: Federal, State and local taxes arising out of the consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

6. CONFIDENTIAL INFORMATION. The Consultant agrees that any information received by the Consultant during any furtherance of the Consultant's obligations in accordance with this contract, which concerns the personal, financial, proprietary information or confidential material or other affairs of the Company will be treated by the Consultant in full confidence and will not be revealed to any other persons, firms or organizations without consent of the Company.

7. EMPLOYMENT OF OTHERS. The Company may from time to time request that the Consultant arrange for the services of others. All costs to the Consultant for those services will be paid by the Company, but in no event shall the Consultant employ others without the prior authorization of the Company.
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8.   GOVERNING  LAW.  This  Agreement  shall be  governed  by and  construed  in accordance with the law of the State of Nevada.

9. SIGNATURES. Both the Company and the Consultant agree to the above contract.


COMPANY
MILLENIUM HOLDING GROUP, INC.



BY: __________________________
    Richard Ham, CEO/President



CONSULTANT
Christopher Sena/Knight Imaging



BY: __________________________